TechTeam Global Reports Second Quarter 2010 Financial Results

Reports net income of $138,000, or $0.01 per share, despite year over year revenue decline

Excluding special items, would have achieved net income of $1.1 million, or $0.10 per share

SOUTHFIELD, Mich., Aug. 9 /PRNewswire-FirstCall/ -- TechTeam Global, Inc. (Nasdaq: TEAM), a worldwide provider of information technology outsourcing and business process outsourcing services, today reported net income of $138,000, or $0.01 per diluted share, for the three months ended June 30, 2010, compared to net income of $1.3 million, or $0.12 per diluted share, for the three months ended June 30, 2009. Excluding approximately $1.0 million of expenses (net of tax) for professional fees related to the pending sale of TechTeam Government Solutions, Inc., the Company achieved $1.1 million of net income or $0.10 per share.

Please see "Reconciliation of Net Income (Loss) to Earnings Excluding Special Items" in the Financial Data section of this press release.

Second quarter highlights include the following:

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As announced on June 4, 2010, the Company has signed a definitive agreement to sell its government solutions subsidiary, TechTeam Government Solutions, Inc., to Jacobs Engineering Group Inc. for $59.0 million in cash. The price is subject to certain escrows and adjustments as set forth in the agreement. The transaction was unanimously approved by TechTeam Global's board of directors and is expected to close in the third quarter of 2010, subject to various closing conditions including approval of the sale by the stockholders of TechTeam Global. Further details can be found in filings with the U.S. Securities and Exchange Commission (SEC). The Company incurred $850,000 of expenses for professional fees during the twelve months ended December 31, 2009 and $2.5 million during the six months ended June 30, 2010 related to the pending sale.

•
Revenue was $46.8 million in the second quarter of 2010, a decrease of 13.9% from the second quarter of 2009. The decrease was primarily the result of the previously announced wind-down of certain customer contracts during the second half of 2009, including the U.S. federal government in-sourcing of certain services provided to U.S. Air National Guard and the discontinuation of service for the Volvo Car Company. Revenue for the second quarter of 2010 was unfavorably impacted by approximately $550,000 due to exchange rates as compared to the second quarter of 2009. On a sequential basis, second quarter 2010 revenue was down $1.2 million from first quarter 2010 revenue of $48.0 million, primarily due to the unfavorable impact of exchange rates totaling approximately $1.1 million.

•
Gross margin was 23.7% in the second quarter 2010, down from 24.6% in the second quarter 2009. This decrease was primarily due to the loss of higher margin government business. Gross margin in the Commercial business increased to 23.2% in the second quarter of 2010, up from 21.6% in the second quarter of 2009. On a sequential basis, gross margin of 23.7% reported by the Company in the second quarter 2010 was up from 21.8% reported in the first quarter 2010.

•
Selling, general and administrative (SG&A) expense was $10.8 million in the second quarter of 2010, down from $11.5 million in the second quarter of 2009. The decrease was primarily due to expense reductions from restructuring actions taken in 2009 and 2010, an increase in the Company's allowance for doubtful accounts in the second quarter of 2009, and a reduction in amortization expense. This decrease was partially offset by an increase in professional fees of approximately $1.4 million related to the sale of the Company's government business. Excluding these professional fees and the changes in the allowance for doubtful accounts, SG&A expense in the second quarter of 2010 would have been $9.4 million, down from $10.6 million in the second quarter of 2009.

•	Second quarter 2010 net income of $138,000 includes approximately $1.0 million of expenses (net of tax) for professional fees related to the sale of the TechTeam Government Solutions, Inc.

•
Cash provided by operations for the six months ended June 30, 2010 was $2.0 million. The Company maintained a zero net debt position (total cash minus total bank debt) at the end of the second quarter 2010.

"We delivered profitable results and positive cash flow in the second quarter despite the impact of the global economy on our business and the effect of costs associated with the sale of our government business," said Gary J. Cotshott, president and chief executive officer of TechTeam Global. "In addition, we achieved important milestones against our strategic plan including the pending divestiture of our government business and continued globalization efforts through a market entry into the Latin America region to support the needs of our global customers."

Cotshott continued, "Our focus is now squarely on the opportunities in the commercial market, delivering leading IT outsourcing and business process outsourcing services to our global customer base.  In the second quarter, our new customer pipeline remained strong and we expanded relationships with existing customers, both geographically and across our service offerings."

"Coming through a tough economic period, our customer base has stabilized and is slowly expanding. As we look forward, we are seeing increased activity from potential new customers and footprint expansion within our current customer base, albeit with continued longer sales cycles. Customers and prospects are looking to us to enable higher quality IT support services, achieve the efficiencies of global or regional standardization and quickly drive hard dollar cost savings," Cotshott added. "Our strategy, to position the Company for long-term success by delivering solutions that support our customers' business objectives, continues to be the right one. We are cautiously optimistic amid continuing signs of stability in the global economic environment and remain focused on executing our commercial strategy, delivering improved financial results and enhancing shareholder value."

In the past, including the Company's Quarterly Report on Form 10-Q for the first quarter of 2010, the Company reported new contract awards with a total contract value (TCV).  Based upon the difficulty in estimating the value of certain of our new contracts and the varying lengths of these contracts, the Company has determined TCV does not necessarily provide meaningful information to investors.  Therefore, the Company has decided not to report this information in the future. For additional financial information, please refer to the Company's Form 10-Q for the quarterly period ending June 30, 2010, filed today.

Conference Call Information Update
On July 30, 2010, TechTeam Global, Inc. filed its definitive Proxy Statement with the Securities and Exchange Commission, pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, soliciting stockholder approval for the sale of TechTeam Government Solutions, Inc., to Jacobs Engineering. The Company has historically hosted an investor teleconference to discuss its quarterly financial results, however due to the pending proxy solicitation, the Company will not hold an investor teleconference to discuss its financial results for the second quarter 2010.

About TechTeam Global, Inc.
TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium businesses, as well as government organizations. The company's primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Founded in 1979, TechTeam has nearly 2,500 employees across the world, providing IT support in 32 languages. TechTeam's common stock is traded on the NASDAQ Global Market under the symbol "TEAM." For more information, call 800-522-4451 or visit www.techteam.com.

Safe Harbor Statement
The statements contained in this press release that are not purely historical, including statements regarding the Company's expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those expected because of various known and unknown risks and uncertainties, including, but not limited to, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and industry conditions, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, currency fluctuations, and other factors affecting the financial health of our clients. These and other risks are described in the Company's most recent annual report on Form 10-K and subsequent reports filed with or furnished to the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

Financial Tables to Follow

Financial Data TechTeam Global, Inc. Condensed Consolidated Statements of Operations (unaudited) (In thousands, except per share data)

	Second Quarter Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Revenue
Commercial —
IT Outsourcing Services	$25,498	$26,560	(4.0)%	$51,706	$54,278	(4.7)%
IT Consulting and Systems Integration	2,935	3,165	(7.3)%	5,855	7,069	(17.2)%
Other Services	3,261	3,975	(18.0)%	6,986	8,240	(15.2)%
Total Commercial	31,694	33,700	(6.0)%	64,547	69,587	(7.2)%
Government Technology Services	15,088	20,627	(26.9)%	30,244	40,845	(26.0)%
Total Revenue	46,782	54,327	(13.9)%	94,791	110,432	(14.2)%
Cost of Revenue
Commercial —
IT Outsourcing Services	19,520	20,765	(6.0)%	39,791	42,065	(5.4)%
IT Consulting and Systems Integration	2,333	2,660	(12.3)%	4,702	5,629	(16.5)%
Other Services	2,477	2,990	(17.2)%	5,282	6,148	(14.1)%
Total Commercial	24,330	26,415	(7.9)%	49,775	53,842	(7.6)%
Government Technology Services	11,375	14,566	(21.9)%	23,485	29,316	(19.9)%
Total Cost of Revenue	35,705	40,981	(12.9)%	73,260	83,158	(11.9)%
Gross Profit	11,077	13,346	(17.0)%	21,531	27,274	(21.1)%
Selling, general and administrative expense	10,805	11,450	(5.6)%	21,442	22,042	(2.7)%
Restructuring charge (credit)	(4)	(699)		3,140	(699)
Operating Income (Loss)	276	2,595	(89.4)%	(3,051)	5,931	NM%
Net interest expense	(203)	(294)		(389)	(604)
Foreign currency transaction gain (loss)	156	(413)		351	(648)
Income (Loss) before Income Taxes	229	1,888		(3,089)	4,679
Income tax provision (benefit)	91	598		(574)	1,739
Net Income (Loss)	$138	$1,290		$(2,515)	$2,940
Diluted Earnings (Loss) per Common Share	$0.01	$0.12		$(0.24)	$0.28
Diluted weighted average common shares and common share equivalents	10,712	10,642		10,687	10,624

Condensed Consolidated Balance Sheet (unaudited) (In thousands)

	June 30, 2010	December 31, 2009
Current Assets
Cash and cash equivalents	$14,846	$15,969
Accounts receivable, net	38,383	44,314
Prepaid expenses and other current assets	4,159	3,766
Total current assets	57,388	64,049
Property, Equipment and Software, Net	5,280	6,231
Goodwill and Other Intangible Assets, Net	46,278	47,270
Deferred Income Taxes	4,216	3,940
Other Assets	989	1,030
Total Assets	$114,151	$122,520

Current Liabilities
Current portion of long-term debt	$4,065	$4,074
Accounts payable	5,026	5,130
Accrued payroll and related taxes	9,500	8,486
Accrued expenses and other current liabilities	4,011	9,405
Total current liabilities	22,602	27,095
Long-Term Liabilities
Long-term debt, less current portion	10,790	11,051
Other long-term liabilities	1,174	745
Total long-term liabilities	11,964	11,796
Shareholders' Equity
Preferred stock	—	—
Common stock	112	111
Additional paid-in capital	80,765	79,762
Retained earnings	212	2,726
Accumulated other comprehensive income (loss)	(1,504)	1,030
Total shareholders' equity	79,585	83,629
Total Liabilities and Shareholders' Equity	$114,151	$122,520

Condensed Consolidated Statements of Cash Flows (unaudited) (In thousands)

	Six Months Ended June 30,
	2010	2009
Operating Activities
Net income (loss)	$(2,515)	$2,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,758	3,384
Other adjustments, primarily changes in working capital	1,772	11,919
Net cash provided by operating activities	2,015	18,243
Investing Activities
Purchase of property, equipment and software	(1,008)	(1,141)
Cash paid for acquisitions, net of cash acquired	(300)	(250)
Net cash used in investing activities	(1,308)	(1,391)
Financing Activities
Other	(189)	(13)
Payments on long-term debt	(270)	(16,606)
Net cash provided used in financing activities	(459)	(16,619)
Effect of exchange rate changes on cash and cash equivalents	(1,371)	1,250
Increase (decrease) in cash and cash equivalents	(1,123)	1,483
Cash and cash equivalents at beginning of period	15,969	16,881
Cash and cash equivalents at end of period	$14,846	$18,364

Reconciliation of Second Quarter and Year-to-Date Net Income (Loss) to Earnings Excluding Special Items

This press release includes a discussion of "Net Income (Loss) to Earnings Excluding Special Items" which is a non-GAAP financial measure. The Company defines Net Income (Loss) to Earnings Excluding Special Items as net income (loss) excluding restructuring, professional fees related to the sale of TechTeam Government Solutions and increases (decreases) of bad debt expense primarily related to bankruptcy filings of its customers.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliation to the most directly comparable GAAP financial measure, provide a more complete understanding of factors and trends affecting the Company's business and results of operations.

Net Income (Loss) to Earnings Excluding Special Items, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income (loss) prepared on a GAAP basis. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measure should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The Company provided the following table which reconciles GAAP net income (loss), as reported, to Earnings Excluding Special Items:

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Reconciliation of Net Income to Earnings Excluding Special Items
Net income (loss)	$138	$1,290	$(2,515)	$2,940
Special items—
Restructuring charge (credit), net of tax	(4)	(699)	2,515	(699)
Professional fees, net of tax	1,012	106	1,639	132
Increase (decrease) bad debt expense, net of tax	(66)	458	(65)	462
Earnings excluding special items	$1,080	$1,155	$1,574	$2,835
Diluted weighted average common shares and common share equivalents	10,712	10,642	10,687	10,624
Diluted earnings per common share excluding special items	$0.10	$0.11	$0.15	$0.27

CONTACT: Margaret M. Loebl, Vice President, Chief Financial Officer and Treasurer,  TechTeam Global, Inc., +1-248-357-2866, investors@techteam.com, or Jessica Klenk, Boscobel Marketing Communications, +1-301-588-2900 ext. 121, jklenk@boscobel.com